Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER 2020 RESULTS

Houston, TX — October 26, 2020 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the quarter ended September 30, 2020.

For the quarter ended September 30, 2020, net income was $50.1 million, or $1.36 per diluted share, as compared to $36.2 million, or $0.98 per diluted share, for the quarter ended September 30, 2019. Earnings per diluted share for the third quarter of 2020 included a $0.17 benefit from a discrete tax item. Revenue for the third quarter of 2020 was $714.1 million compared to $706.9 million in 2019. The Company reported operating cash flow of $52.6 million in the current quarter compared to $73.1 million in 2019. Backlog as of September 30, 2020 was $1.43 billion as compared to $1.53 billion as of June 30, 2020 and $1.61 billion as of September 30, 2019. On a same-store basis, backlog decreased from $1.61 billion as of September 30, 2019 to $1.34 billion as of September 30, 2020.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Our amazing teams have risen to the unprecedented challenges of the global pandemic. Our earnings increased strongly compared to the same quarter last year, and our cash flow during 2020 has been truly phenomenal. Our decline in backlog reflects delays in bookings and starts at certain of our large project companies; however, our bidding activity is good and our service operations are near pre-pandemic levels with strong profitability.”

The Company reported net income of $107.3 million, or $2.92 per diluted share, for the nine months ended September 30, 2020, as compared to $80.3 million, or $2.16 per diluted share, in 2019. The Company also reported revenue of $2.16 billion for the nine months ended September 30, 2020, as compared to $1.90 billion in 2019. Operating cash flow for the nine months ended September 30, 2020 was $216.4 million, as compared to $99.7 million in 2019.

Mr. Lane concluded, “We are gratified by our performance this year despite the extraordinary challenges created by the global pandemic, and our outlook is much better than we expected just a few short months ago. We currently expect our full-year 2020 results will significantly surpass our record results in 2019, and we are confident of solid profitability and cash flow in 2021. However, given the potential for air pockets resulting from delays in project bookings and starts, we expect incremental challenges during the first half of 2021, and in light of current risks and uncertainties, we continue to prepare for a wide range of economic circumstances over the coming quarters.”

The Company will host a webcast and conference call to discuss its financial results and position on Tuesday, October 27, 2020 at 10:00 a.m. Central Time. The call-in number for this conference call is 1-888-713-4218, and enter 19158926 as the passcode. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 137 locations in 112 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2020	%	2019	%	2020	%	2019	%
Revenue	$714,099	100.0%	$706,918	100.0%	$2,157,698	100.0%	$1,895,693	100.0%
Cost of services	566,903	79.4%	564,216	79.8%	1,747,714	81.0%	1,526,310	80.5%
Gross profit	147,196	20.6%	142,702	20.2%	409,984	19.0%	369,383	19.5%

SG&A	90,888	12.7%	90,006	12.7%	268,857	12.5%	253,417	13.4%
Gain on sale of assets	(377)	(0.1)%	(708)	(0.1)%	(1,243)	(0.1)%	(1,119)	(0.1)%
Operating income	56,685	7.9%	53,404	7.6%	142,370	6.6%	117,085	6.2%

Interest expense, net	(1,726)	(0.2)%	(2,697)	(0.4)%	(6,805)	(0.3)%	(6,717)	(0.4)%
Changes in the fair value of contingent earn-out obligations	3,423	0.5%	(2,004)	(0.3)%	1,824	0.1%	(3,924)	(0.2)%
Other income	(15)	—	3	—	10	—	167	—
Income before income taxes	58,367	8.2%	48,706	6.9%	137,399	6.4%	106,611	5.6%

Provision for income taxes	8,279		12,473		30,100		26,339
Net income	$50,088	7.0%	$36,233	5.1%	$107,299	5.0%	$80,272	4.2%

Income per share
Basic	$1.37		$0.98		$2.93		$2.18
Diluted	$1.36		$0.98		$2.92		$2.16

Shares used in computing income per share:
Basic	36,557		36,805		36,604		36,891
Diluted	36,750		37,051		36,797		37,170

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	%	2019	%	2020	%	2019	%

Net income	$50,088		$36,233		$107,299		$80,272
Provision for income taxes	8,279		12,473		30,100		26,339
Other income, net	15		(3)		(10)		(167)
Changes in the fair value of contingent earn-out obligations	(3,423)		2,004		(1,824)		3,924
Interest expense, net	1,726		2,697		6,805		6,717
Gain on sale of assets	(377)		(708)		(1,243)		(1,119)
Depreciation and amortization	15,350		13,424		46,124		38,443
Adjusted EBITDA	$71,658	10.0%	$66,120	9.4%	$187,251	8.7%	$154,409	8.1%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$70,540	$50,788
Billed accounts receivable, net	608,861	619,037
Unbilled accounts receivable, net	46,509	55,542
Costs and estimated earnings in excess of billings, net	25,382	2,736
Other current assets, net	60,004	62,081
Total current assets	811,296	790,184
Property and equipment, net	119,131	109,796
Goodwill	420,782	332,447
Identifiable intangible assets, net	201,998	159,974
Other noncurrent assets	124,762	112,611
Total assets	$1,677,969	$1,505,012

Current maturities of long-term debt	$70	$20,817
Accounts payable	176,484	196,195
Billings in excess of costs and estimated earnings	217,454	166,918
Other current liabilities	261,335	224,067
Total current liabilities	655,343	607,997
Long-term debt, net	222,213	205,318
Other long-term liabilities	132,287	106,393
Total liabilities	1,009,843	919,708
Total stockholders’ equity	668,126	585,304
Total liabilities and stockholders’ equity	$1,677,969	$1,505,012

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash provided by (used in):
Operating activities	$52,614	$73,115	$216,400	$99,715
Investing activities	$(15,355)	$(4,707)	$(130,514)	$(216,053)
Financing activities	$(19,970)	$(64,832)	$(66,134)	$111,081

Free cash flow:
Cash from operating activities	$52,614	$73,115	$216,400	$99,715
Purchases of property and equipment	(4,920)	(6,961)	(19,459)	(22,641)
Proceeds from sales of property and equipment	512	815	1,890	1,447
Free cash flow	$48,206	$66,969	$198,831	$78,521

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.